Proneq Inc.

                                January 11, 2000

Mr. Victor I.H. Sun, P.Eng
AVIC Technologies Ltd.
445, Rue Saint-Francois-Xavier
Montreal, Quebec
H2Y 2T1

Ref: 006-2000: Sino-Canadian Fiberglass Project.

Dear Mr. Sun:

Confirming our telephone conversation last week, regarding the Sino-Canadian Fiberglass Window Joint Venture Project. This letter is to confirm that S&C Proneq Inc. is interested in pursuing some form of equity investment with AVIC Technologies Ltd. for the Shenzhen, Guangdong, China project.

After reviewing your feasibility study report, we have concluded that there are many questions that remain to be answered, but we will be interested to provide an equity investment in the size of cash contribution between USD250,000.00 to USD350,000.00 depending on our final due diligence work, the size of our equity in AVIC or in the joint venture company.

Before we can go into final negotiations on this project, we would like to receive the following document or information:

         1.       AVIC's latest financial statement
         2.       Provide a description of your company management structure
         3.       The Shenzhen project final Joint Venture Contract
         4. Purchase orders (or at least strong letters of interest) from potential customers of your product line

Participation in this type of investment is of great interest to us, since we have invested in many other basic material projects in South America. China will be a new country for us to invest.

Additionally,  it is  important  to point  out that  this  letter is not a final
contract,   but  merely  an  expression  of  our  interest  to  pursue   further
negotiations.

I look forward to receive the above documents from you soon.

                                                 Yours Truly,



                                                 Martial Gemme
                                                 President